FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Kelly Beavers, VP of Marketing
Exabyte Corporation
303-417-7225
kjb@exabyte.com

EXABYTE OPERATING RESULTS AND GROSS PROFIT IMPROVE IN 2ND QUARTER
Progress Continues with Operating Efficiencies and Market Acceptance of VXA

BOULDER, CO - August 18, 2003 - Exabyte Corporation (OTCBB: EXBT), a performance and value leader in tape backup systems, today reported revenues of $22.7 million and a net loss of $5.0 million for the second quarter ended June 28, 2003. In the prior quarter, the company recorded revenues of $22.6 million and a net loss of $19.6 million that included a bad debt provision of $6.0 million and a $6.8 million reserve against inventory.

While revenues remained steady versus the prior quarter, second quarter gross profit of $6.4 million was substantially improved compared to the first quarter gross loss of $3.9 million that included a $6.8 million inventory reserve. The improvement in gross profit is due to lower overhead costs, and lower product costs from suppliers, and increased sales of higher margin products. Management's actions in the second quarter to bring spending in line with revenue expectations reduced operating expenses to $8.2 million compared to $15.1 million in the prior quarter (that included a $6.0 million provision for bad debt), and compared to spending of $9.9 million in the fourth quarter of 2002.

The second quarter operating loss of $1.8 million represents significant improvement over the $19.0 million operating loss of the previous quarter, which included the inventory reserve and bad debt provision totaling $12.8 million. The net loss of $5.0 million includes interest expense of $3.2 million, of which $2.5 million is a non-cash charge related to common stock and warrants issued in exchange for over advance guaranties made by guarantors in favor of Silicon Valley Bank.

"Early in the quarter, as a result of the business failure of one of our major customers and the loss of that significant receivable from the borrowing base, Exabyte was in default violation of several covenants of the loan agreement with Silicon Valley Bank," said Tom Ward, president and CEO of Exabyte. "Because of the severity of the situation, we quickly solicited and received the support we needed from major investors to establish loan guaranties with the bank that allowed the company to maintain its line of credit."

"I am very pleased with the results achieved this year through our efforts to reorganize and cut costs, and we continue to identify identifyadditional opportunities to streamline the business," commented Ward. "We have also made positive progress in our negotiations with many of our larger creditors and generally improved our relationships with our suppliers and partners over the course of the last quarter."

"We continue to make progress in the market with our VXA product line. Last year Exabyte announced availability of VXA-2 Packet Ttape Ddrives on IBM pSeries eServers, and in the second quarter we announced availability on iSeries and xSeries eServers. With these latest announcements, VXA-2 became the first tape drive offered by IBM on all three server eServer platforms," added Ward. "I am encouraged by the steady growth in sales of our VXA products and remain firmly convinced of the exciting potential of that business."

Changes to the company's balance sheet include a reduction of inventories from $10.8 million in the first quarter to $10.1 million in the second quarter due to normal sales activity. Cash at the end of the second quarter of $1.3 million includes $1.2 million of cash designated for July payment against the accounts payable balance of $15.9 million up from $13.0 million at the end of the first quarter. An increase in the current portion of long-term liabilities from $15.7 million in the first quarter to $18.3 million in the second quarter and a decrease in long-term liabilities from $9.1 million to $5.7 million over the same period reflect payments made in the second quarter and the schedule of payments for the next 12 months under terms Exabyte negotiated with major suppliers earlier in the year.

About Exabyte Corporation

Exabyte Corporation (OTCBB: EXBT) provides innovative tape storage solutions to customers whose top buying criteria is value: capacity/price, speed, data reliability and ease-of-use. Exabyte, an industry innovator since 1987, is the recognized value-leader in tape storage and automation solutions for servers, workstations, LANs and SANs. With groundbreaking VXA Packet Technology, the most significant advancement in tape in the last decade, Exabyte's VXA-2 solutions provide SMB and departmental users dramatically higher capacity, speed and data reliability at competitive prices. Exabyte's drives and automation products are rugged, robust and reliable solutions for users of VXAtape™, LTO™ (Ultrium™) and MammothTape™. Exabyte has a worldwide network of OEMs, distributors and resellers that share the company's commitment to value and customer service, including partners such as IBM, HP, Fujitsu Siemens Computers, Bull, Toshiba, Logitec, Apple Computer, Tech Data, Ingram Micro and Arrow Electronics.

For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, e-mail investor@exabyte.com.

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The foregoing contains forward-looking statements related to the company's products and business prospects. Such statements are subject to one or more risks. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, competition, product development, market demand, management of business and product transitions and other such risks as noted in the company's 2002 Form10-K. Please refer to the company's Form 10-K and Forms 10-Q for a description of such risks.

Exabyte, VXA and M2 are registered trademarks, and, MammothTape is a trademark of Exabyte Corp. All other trademarks are the property of their respective owners.